Exhibit 99.1

MSCI Inc. Reports First Quarter 2014 Financial Results

NEW YORK--(BUSINESS WIRE)--April 30, 2014--MSCI Inc. (NYSE:MSCI), a leading global provider of investment decision support tools, including indexes and portfolio risk and performance analytics products and services, today announced results for the first quarter ended March 31, 2014. Due to the announced sale of Institutional Shareholder Services Inc. (“ISS”), results of the former Governance business are now reflected as discontinued operations in the financial statements of MSCI in the current quarter and for prior periods. The operating metrics for prior periods have also been updated to exclude the Governance business.

(Note: Percentage changes are referenced to the comparable period in 2013, unless otherwise noted.)

  Operating revenues increased 9.2% to $239.7 million for first quarter 2014.
  Income from continuing operations declined 11.0% to $47.1 million for first quarter 2014. Diluted EPS from continuing operations for first quarter 2014 declined 7.0% to $0.40.
  Adjusted EBITDA1 fell 2.1% to $96.6 million for first quarter 2014. Adjusted EPS2 decreased 8.0% to $0.46 for first quarter 2014, reflecting only the results of continuing operations.
  Net income rose 36.4% to $80.4 million for first quarter 2014. Net income included an income tax benefit of $30.6 million related to our decision to sell ISS. Diluted EPS for first quarter 2014 was $0.68.
  Run Rate grew 9.5% to $955.3 million for first quarter 2014, driven by subscription growth of 7.5% and asset-based fee growth of 20.6%.
  MSCI repurchased a total of 1.7 million shares as part of the February 2014 $100 million accelerated share repurchase program.

Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from
	March 31,	March 31,	March 31,
In thousands, except per share data	2014	2013	2013
Operating revenues	$239,688	$219,469	9.2%
Operating expenses	160,183	136,578	17.3%
Income from continuing operations	47,146	52,958	(11.0%)
% Margin from continuing operations	19.7%	24.1%
Net Income	80,399	58,937	36.4%

Diluted EPS from continuing operations	$0.40	$0.43	(7.0%)
Diluted EPS	$0.68	$0.48	41.7%

Adjusted EPS[2]	$0.46	$0.50	(8.0%)
Adjusted EBITDA[1]	$96,603	$98,654	(2.1%)
% Margin	40.3%	45.0%

[1] Net Income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization. See Table 9 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[2] Per share net income before income from discontinued operations, net of income taxes, and the after-tax impact of amortization of intangible assets. See Table 10 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

“MSCI had a strong start to 2014. Our Run Rate grew by 9.5% in the first quarter, driven by the investments we have been making and a modest improvement in our operating environment,” Henry A. Fernandez, Chairman and CEO, said.

“With the sale of ISS, MSCI will be even more focused on providing mission-critical tools that shed light on the performance and risk of our clients’ portfolios across all major asset classes,” he added. “We believe the role that our tools play in our clients’ investment process will only become more important as the investment industry continues to evolve. In order to maximize that importance, we are making targeted investments in our product development, sales and marketing, and client service functions. While these investments are reducing our margins in 2014, we expect that they will lead to further acceleration in our revenue growth over the next several years,” Mr. Fernandez concluded.

Summary of Results for First Quarter 2014 Compared to First Quarter 2013

Operating Revenues – See Table 4

Operating revenues for the three months ended March 31, 2014 (“first quarter 2014”) increased $20.2 million, or 9.2%, to $239.7 million compared to $219.5 million for the three months ended March 31, 2013 (“first quarter 2013”). First quarter 2014 recurring subscription revenues rose $15.3 million, or 8.5%, to $195.0 million, asset-based fees increased $4.4 million, or 12.0%, to $40.9 million and non-recurring revenues rose $0.5 million to $3.8 million.

  Index and ESG products: Index and ESG product revenues increased $16.8 million, or 13.9%, to $138.2 million. Subscription revenues grew by $12.5 million, or 14.7%, to $97.3 million, driven by growth in revenues from equity index benchmark products. Revenues also benefited from the timing of revenue recognition related to IPD products, which contributed to an increase in revenues of $5.2 million relative to first quarter 2013.

  Revenues attributable to equity index asset-based fees rose $4.4 million, or 12.0%, to $40.9 million driven by an increase in licensing revenues from non-ETF passive funds and ETFs linked to MSCI indexes. A change in the mix of ETFs linked to MSCI indexes more than offset a decline of $38.2 billion, or 10.4%, in average assets under management (“AUM”) in ETFs linked to MSCI indexes. Excluding the $2.5 million in asset-based fees linked to certain Vanguard ETFs that transitioned during first quarter 2013, asset-based fees would have grown by 20.3%.
  Risk management analytics: Revenues related to risk management analytics products, which now include revenues previously reported separately as energy and commodity analytics products, increased $5.2 million, or 7.3%, to $75.6 million, driven by higher revenues from the RiskManager and BarraOne products. Results also benefited from one additional month of revenues from InvestorForce totaling $0.9 million, which was acquired on January 29, 2013.
  Portfolio management analytics: Revenues related to portfolio management analytics products declined $1.8 million, or 6.4%, to $25.9 million as a result of lower sales of equity analytics products in prior periods as well as lower fixed income analytics revenues.

Operating Expenses – See Table 5

Total operating expenses from continuing operations rose $23.6 million, or 17.3%, to $160.2 million from first quarter 2013 reflecting increases in product development, sales and marketing, client service and corporate infrastructure.

  Compensation costs: Total compensation costs rose $12.7 million, or 14.1%, to $102.4 million for first quarter 2014, driven by an increase in overall headcount of 17.5%. Employees located in emerging market centers represent 47.1% of the workforce, up from 40.4% at the end of first quarter 2013.
  Non-compensation costs excluding depreciation and amortization: Non-compensation costs rose $9.6 million, or 30.9%, to $40.7 million for first quarter 2014 reflecting increases in professional services, information technology, occupancy, market data fees, marketing and recruiting costs, among other items.
  Depreciation and amortization: Amortization of intangible assets totaled $11.3 million for first quarter 2014, an increase of 0.9% compared to first quarter 2013. Depreciation and amortization of property, equipment and leasehold improvements rose $1.2 million, or 26.8%, to $5.8 million, primarily reflecting higher depreciation associated with investments in our information technology infrastructure.

Other Expense (Income), Net

Other expense (income), net for first quarter 2014 was $6.0 million, a decline of $2.7 million from first quarter 2013, driven primarily by lower interest expense associated with lower interest rates and indebtedness.

Provision for Income Taxes

The provision for income taxes was $26.4 million for first quarter 2014, up $5.2 million, or 24.3%, from first quarter 2013. The effective tax rate for first quarter 2014 was 35.9% versus 28.6% a year ago. First quarter 2013 income tax expense benefited from discrete items of $3.9 million, which were primarily related to a reduction in state taxes and the reinstatement of the 2012 research and development credit. In addition, the current period reflects a higher rate largely associated with the impact of the research and development credit, which has not been renewed in 2014.

Income and Earnings per Share from Continuing Operations – See Table 10

Income from continuing operations fell $5.8 million, or 11.0%, to $47.1 million for first quarter 2014. Diluted EPS from continuing operations was $0.40, down $0.03, or 7.0%, as a 2.6% decline in weighted average shares outstanding partially offset the impact of lower income. Adjusted Net Income, which excludes the after-tax impact of discontinued operations and amortization of intangible assets, fell $6.6 million, or 10.8%, to $54.4 million. Adjusted EPS, which excludes the after-tax, per diluted share impact of discontinued operations and the amortization of intangible assets, fell $0.04, or 8.0%, to $0.46.

See Table 10 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 9

Adjusted EBITDA, which excludes income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization was $96.6 million, down $2.1 million, or 2.1%, from first quarter 2013. The Adjusted EBITDA margin declined to 40.3% from 45.0%.

See Table 9 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Sale of ISS and Discontinued Operations

On March 18, 2014, MSCI announced that it entered into a definitive agreement to sell ISS to Vestar Capital Partners for cash consideration of $364.0 million, subject to working capital adjustments. The ISS business, previously referred to as the Governance segment but excluding the impact of stranded allocated costs, is reflected as discontinued operations in MSCI’s financial statements. Prior periods have been updated to reflect this categorization. Income from discontinued operations, net of income taxes, was $33.3 million for first quarter 2014. This compares with income from discontinued operations, net of income taxes of $6.0 million for first quarter 2013. First quarter 2014 income included an income tax benefit of $30.6 million associated with the creation of a net deferred tax asset on the difference between MSCI’s tax and book basis in ISS. That tax asset is expected to be realized in the second quarter of 2014 upon the closing of the sale. MSCI does not expect to incur a cash tax liability on the proceeds from the sale.

Net Income and Earnings per Share

Net income was $80.4 million for first quarter 2014, up 36.4% from $58.9 million from first quarter 2013. Diluted EPS was $0.68 for first quarter, up from $0.48 from first quarter 2013. The increase was driven by the income tax benefit associated with discontinued operations as previously discussed.

Share Repurchase Activity

MSCI entered into a third ASR agreement with Morgan Stanley & Co. LLC (“Morgan Stanley”) on February 6, 2014. Under this ASR agreement, MSCI paid Morgan Stanley $100.0 million in cash and received a delivery of 1.7 million shares of its common stock on February 7, 2014. Additional shares may be delivered to MSCI at or prior to maturity of the ASR agreement in May 2014.

On February 4, 2014, MSCI’s Board of Directors authorized the repurchase of up to $300.0 million of additional shares. The $300.0 million authorization will be available for utilization from time to time at management’s discretion.

Key Operating Metrics – See Tables 6, 7, 8

Total Run Rate grew by $83.2 million, or 9.5%, to $955.3 million as of March 31, 2014 compared to March 31, 2013. Total subscription Run Rate grew by $55.5 million, or 7.5%, to $793.4 million as of March 31, 2014 compared to March 31, 2013. Changes in foreign currency rates had only a nominal impact on the change in total Run Rate during first quarter 2014 and increased Run Rate by $5.5 million versus March 31, 2013.

  Index and ESG products: Index and ESG subscription Run Rate grew by $38.1 million, or 11.1%, to $382.4 million, driven primarily by growth in equity index benchmark and data products aided by strong growth in IPD and ESG products.

  Run Rate attributable to asset-based fees rose $27.7 million, or 20.6%, to $161.9 million. The increase was primarily driven by inflows and higher market performance in ETFs linked to MSCI indexes. The first quarter 2013 asset-based fee Run Rate excludes those Vanguard ETFs that later switched benchmarks.

  As of March 31, 2014, AUM in ETFs linked to MSCI indexes were $340.8 billion, down $16.5 billion, or 4.6%, from March 31, 2013 but up $7.9 billion, or 2.4%, from December 31, 2013. Of that $7.9 billion sequential increase, net inflows added $6.6 billion and market gains accounted for $1.3 billion.

  If the AUM in those Vanguard ETFs which transitioned earlier in 2013 were excluded from the March 31, 2013 balance, AUM in MSCI-linked ETFs would have risen $55.4 billion, or 19.4%, compared to March 31, 2013.
  Risk management analytics: Risk management analytics Run Rate now includes Run Rate previously reported separately as energy and commodity analytics products. Risk management analytics Run Rate increased $19.9 million, or 6.9%, to $307.5 million, driven by strong growth from RiskManager products. Changes in foreign currency positively benefited Run Rate by $3.5 million versus first quarter 2013 and by $0.1 million versus fourth quarter 2013.
  Portfolio management analytics: Run Rate related to portfolio management analytics products declined $2.6 million, or 2.4%, to $103.5 million. Relative to fourth quarter 2013, portfolio management analytics Run Rate increased slightly, as an increase in retention rates more than offset the impact of lower sales.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.’s senior management review first quarter and full year 2014 results on Wednesday, April 30, 2014 at 11:00 am Eastern Time. To listen to the live event, visit the investor relations section of MSCI's website, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through May 2, 2014. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-800-585-8367 (passcode: 31423282) within the United States. International callers dial 1-404-537-3406 (passcode: 31423282).

About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

For equity investors, MSCI’s flagship performance and risk tools include: the MSCI indexes with approximately $8 trillion estimated to be benchmarked to them on a worldwide basis1; Barra factor models, portfolio risk and performance analytics; and ESG (environmental, social and governance) Research screening, analysis and ratings. MSCI is also a leading provider of multi-asset class risk management tools including RiskMetrics multi-asset class market and credit risk analytics; Barra multi-asset class factor models, portfolio risk and performance analytics. MSCI also provides IPD real estate information, indexes and analytics for investors in and managers of commercial real estate. MSCI also offers ISS governance research and outsourced proxy voting and reporting services; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of September 30, 2013, as reported on January 31, 2014 by eVestment, Lipper and Bloomberg

For further information on MSCI, please visit our website at www.msci.com.

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”) on February 28, 2014, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC, and may also include the risks and uncertainties associated with a failure to consummate or a delay in the consummation of the proposed ISS transaction, including as a result of a failure to satisfy the conditions to closing in a timely manner or at all. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alert Subscription” section at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization.

Adjusted Net Income and Adjusted EPS are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes, and the after-tax impact of the provision for amortization of intangible assets and debt repayment and refinancing costs.

We believe that adjusting for debt repayment and refinancing expenses is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. Additionally, we believe that adjusting for debt repayment and refinancing expenses and depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant of a portion of their operating expenses represented by these items. Finally, we believe that adjusting for discontinued operations, net of income tax, provides investors with a meaningful trend of results for our continuing operations. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly-titled measures of other companies.

Table 2: MSCI Inc. Consolidated Statement of Income (unaudited)

	Three Months Ended
	March 31,	March 31,	December 31,
In thousands, except per share data	2014	2013	2013

Operating revenues	$239,688	$219,469	$236,864
Operating expenses
Cost of services	75,427	65,300	72,254
Selling, general and administrative	67,658	55,515	64,175
Amortization of intangible assets	11,270	11,166	11,218
Depreciation and amortization of property,
equipment and leasehold improvements	5,828	4,597	5,569
Total operating expenses	$160,183	$136,578	$153,216

Operating income	$79,505	$82,891	$83,648
Operating margin	33.2%	37.8%	35.3%

Interest income	(156)	(237)	(239)
Interest expense	5,059	7,016	6,914
Other expense (income)	1,071	1,922	(20)
Other expenses (income), net	$5,974	$8,701	$6,655

Income from continuing operations before provision for income taxes	73,531	74,190	76,993

Provision for income taxes	26,385	21,232	36,120
Income from continuing operations	$47,146	$52,958	$40,873
Income from continuing operations margin	19.7%	24.1%	17.3%

Income from discontinued operations, net of income taxes	$33,253	$5,979	$6,384

Net Income	$80,399	$58,937	$47,257

Earnings per basic common share from:
Continuing operations	$0.40	$0.44	$0.34
Discontinued operations	0.28	0.05	0.06
Earnings per basic common share	$0.68	$0.49	$0.40

Earnings per diluted common share from:
Continuing operations	$0.40	$0.43	$0.34
Discontinued operations	0.28	0.05	0.05
Earnings per diluted common share	$0.68	$0.48	$0.39

Weighted average shares outstanding used
in computing earnings per share

Basic	117,582	120,746	118,828
Diluted	118,597	121,702	119,877

Table 3: MSCI Inc. Selected Balance Sheet Items (unaudited)
	As of
	March 31,	December 31,	March 31,
In thousands	2014	2013	2013

Cash and cash equivalents	$260,450	$358,434	$263,029
Accounts receivable, net of allowances	191,905	169,490	166,915

Deferred revenue	$314,247	$319,735	$350,470
Current maturities of long-term debt	19,775	19,772	43,106
Long-term debt, net of current maturities	783,065	788,010	785,856

Table 4: Quarterly Operating Revenues by Product Category and Revenue Type (unaudited)

	Three Months Ended			% Change from
	March 31,	March 31,	December 31,	March 31,	December 31,
In thousands	2014	2013	2013	2013	2013
Index and ESG products
Subscriptions	$97,343	$84,888	$93,771	14.7%	3.8%
Asset-based fees	40,900	36,515	39,200	12.0%	4.3%
Index and ESG products total	138,243	121,403	132,971	13.9%	4.0%
Risk management analytics	75,580	70,420	78,380	7.3%	(3.6%)
Portfolio management analytics	25,865	27,646	25,513	(6.4%)	1.4%

Total operating revenues	$239,688	$219,469	$236,864	9.2%	1.2%

Recurring subscriptions	$194,972	$179,663	$193,430	8.5%	0.8%
Asset-based fees	40,900	36,515	39,200	12.0%	4.3%
Non-recurring revenue	3,816	3,291	4,234	16.0%	(9.9%)

Total operating revenues	$239,688	$219,469	$236,864	9.2%	1.2%

Table 5: Quarterly Operating Expense Detail (unaudited)

	Three Months Ended			% Change from
	March 31,	March 31,	December 31,	March 31,	December 31,
In thousands	2014	2013	2013	2013	2013
Cost of services
Compensation	$56,282	$49,404	$52,146	13.9%	7.9%
Non-compensation	19,145	15,896	20,108	20.4%	(4.8%)
Total cost of services	$75,427	$65,300	$72,254	15.5%	4.4%

Selling, general and administrative
Compensation	$46,133	$40,350	$41,824	14.3%	10.3%
Non-compensation	21,525	15,165	22,351	41.9%	(3.7%)
Total selling, general and administrative	$67,658	$55,515	$64,175	21.9%	5.4%

Amortization of intangible assets	11,270	11,166	11,218	0.9%	0.5%
Depreciation and amortization of property,
equipment and leasehold improvements	5,828	4,597	5,569	26.8%	4.7%
Total operating expenses	$160,183	$136,578	$153,216	17.3%	4.5%

Compensation	$102,415	$89,754	$93,970	14.1%	9.0%
Non-compensation expenses	40,670	31,061	42,459	30.9%	(4.2%)
Amortization of intangible assets	11,270	11,166	11,218	0.9%	0.5%
Depreciation and amortization of property,
equipment and leasehold improvements	5,828	4,597	5,569	26.8%	4.7%
Total operation expenses	$160,183	$136,578	$153,216	17.3%	4.5%

Table 6: Key Operating Metrics (unaudited)[1]

	As of			% Change from
	March 31,	March 31,	December 31,	March 31,	December 31,
Dollars in thousands	2014	2013	2013	2013	2013

Run Rates[2]
Index and ESG products
Subscription	$382,383	$344,267	$371,511	11.1%	2.9%
Asset-based fees	161,882	134,186	158,305	20.6%	2.3%
Index and ESG products total	544,265	478,453	529,816	13.8%	2.7%
Risk management analytics	307,460	287,554	301,957	6.9%	1.8%
Portfolio management analytics	103,531	106,091	103,125	(2.4%)	0.4%
Total	955,256	872,098	934,898	9.5%	2.2%

Subscription total	$793,374	$737,912	$776,593	7.5%	2.2%
Asset-based fees total	161,882	134,186	158,305	20.6%	2.3%
Total Run Rate	$955,256	$872,098	$934,898	9.5%	2.2%

New Recurring Subscription Sales	$30,422	$25,676	$31,082	18.5%	(2.1%)
Subscription Cancellations	(13,978)	(13,995)	(21,077)	(0.1%)	(33.7%)
Net New Recurring Subscription Sales	$16,444	$11,681	$10,005	40.8%	64.4%
Non-recurring sales	$4,798	$5,117	$4,107	(6.2%)	16.8%

Employees	2,623	2,233	2,580	17.5%	1.7%
% Employees by location
Developed Market Centers	53%	60%	54%
Emerging Market Centers	47%	40%	46%

[1] Operating metrics have been updated for previous periods to solely reflect continuing operations.
[2] The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects an annualization of the most recent periodic fee earned under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Table 7: ETF Assets Linked to MSCI Indexes[1] (unaudited)

	Three Months Ended 2013				Year Ended	Three Months Ended
In Billions	March	June	September	December	December 2013	March 2014

Beginning Period AUM in ETFs linked to MSCI Indexes	$402.3	$357.3	$269.7	$302.6	$402.3	$332.9
Cash Inflow/Outflow[2]	(61.0)	(74.4)	12.7	19.4	(103.3)	6.6
Appreciation/Depreciation	16.0	(13.2)	20.2	10.9	33.9	1.3
Period End AUM in ETFs linked to MSCI Indexes	$357.3	$269.7	$302.6	$332.9	$332.9	$340.8

Period Average AUM in ETFs linked to MSCI Indexes	$369.0	$324.1	$286.2	$321.5	$325.0	$330.8

[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding. Source: Bloomberg and MSCI
[2] Cash Inflow/Outflow for the first and second quarter of 2013 includes the migration of $82.8 billion of AUM in 9 Vanguard ETFs and $74.8 billion of AUM in 13 Vanguard ETFs, respectively, that transitioned to other indexes during each quarter.

Table 8: Supplemental Operating Metrics (unaudited)

	Sales & Cancellations
	Three Months Ended 2013				Year Ended	Three Months Ended
In thousands	March	June	September	December	December 2013	March 2014
New Recurring Subscription Sales	$25,676	$27,526	$26,697	$31,082	$110,981	$30,422
Subscription Cancellations	(13,995)	(14,154)	(13,345)	(21,077)	(62,571)	(13,978)
Net New Recurring Subscription Sales	$11,681	$13,372	$13,352	$10,005	$48,410	$16,444

Non-recurring sales	5,117	5,714	2,970	4,107	17,908	4,798
Total Sales	$30,793	$33,240	$29,667	$35,189	$128,889	$35,220

	Aggregate & Core Retention Rates
	Three Months Ended 2013				Year Ended	Three Months Ended
	March	June	September	December	December 2013	March 2014
Aggregate Retention Rate[1]
Index and ESG products	95.0%	94.0%	94.7%	90.7%	93.6%	94.9%
Risk management analytics	93.4%	92.2%	91.7%	85.7%	90.8%	91.0%
Portfolio management analytics	81.7%	87.0%	89.1%	88.9%	86.7%	90.6%

Total Aggregate Retention Rate	92.4%	92.3%	92.7%	88.5%	91.5%	92.8%

Core Retention Rate[1]
Index and ESG products	95.0%	94.1%	94.8%	90.9%	93.7%	94.9%
Risk management analytics	93.7%	92.8%	91.7%	85.8%	91.0%	91.0%
Portfolio management analytics	82.8%	87.5%	90.3%	90.1%	87.7%	93.4%

Total Core Retention Rate	92.7%	92.6%	92.9%	88.8%	91.8%	93.2%

[1] The Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the quarter and we have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the quarter. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rates the same methodology is used except the amount of cancellations in the quarter is reduced by the amount of product swaps.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended
In thousands	March 31, 2014	March 31, 2013	December 31, 2013
Net Income	$80,399	$58,937	$47,257

Less: Income from discontinued operations, net of income taxes	$(33,253)	$(5,979)	$(6,384)

Income from continuing operations	$47,146	$52,958	$40,873

Plus: Provision for income taxes	26,385	21,232	36,120
Plus: Other expense (income), net	5,974	8,701	6,655
Operating income	$79,505	$82,891	$83,648
Plus: Depreciation and amortization of property,
equipment and leasehold improvements	5,828	4,597	5,569
Plus: Amortization of intangible assets	11,270	11,166	11,218
Adjusted EBITDA	$96,603	$98,654	$100,435

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended
	March 31,	March 31,	December 31,
In thousands, except per share data	2014	2013	2013
Net Income	$80,399	$58,937	$47,257

Less: Income from discontinued operations, net of income taxes	$(33,253)	$(5,979)	$(6,384)

Income from continuing operations	$47,146	$52,958	$40,873
Plus: Amortization of intangible assets	11,270	11,166	11,218
Plus: Debt repayment and refinancing expenses	-	-	1,405
Less: Income tax effect	(4,044)	(3,196)	(5,732)

Adjusted net income	$54,372	$60,928	$47,764

Diluted EPS	$0.68	$0.48	$0.39

Less: Earnings per diluted common share from discontinued operations	(0.28)	(0.05)	(0.05)

Earnings per diluted common share from continuing operations	0.40	0.43	0.34
Plus: Amortization of intangible assets	0.09	0.09	0.09
Plus: Debt repayment and refinancing expenses	-	-	0.01
Less: Income tax effect	(0.03)	(0.02)	(0.04)
Adjusted EPS	$0.46	$0.50	$0.40

CONTACT:
MSCI, New York
W. Edings Thibault, + 1-212-804-5273
or
Media Inquiries:
MSCI, London
Jo Morgan, + 44-20-7618-2224
or
MSCI, New York
Kristin Meza, + 1-212-804-5330
or
MHP Communications, London
Sally Todd / Christian Pickel, + 44-20-3128-8100